UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2016

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900
Eagan, Minnesota		55121
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Registered Direct Offering of Common Stock and Series C Warrants

On November 25, 2016, Skyline Medical Inc., a Delaware corporation (the “Company”) entered into Common Stock Purchase Agreements (the “Purchase Agreements”) with three institutional investors pursuant to which the Company sold an aggregate of 756,999 shares of common stock, par value $0.01 per share, and warrants (the “Series C Warrants”) to purchase up to an aggregate of 756,999 shares of our common stock, par value $0.01 per share. The common stock and Series C Warrants were sold in units (the “Units”), with each unit consisting of one share of common stock and a Series C Warrant to purchase one share of our common stock at an exercise price of $4.46 per share. Each unit was sold at a purchase price of $2.62. Units were not issued or certificated. The shares of common stock and Series C Warrants were immediately separable and were issued separately. The sales of the Units were completed on November 29, 2016.

The net proceeds to the Company from the offering, after deducting placement agent fees and estimated offering expenses, were approximately $1.74 million.

The Units were offered and sold in a registered direct offering pursuant to the Company’s “shelf” registration statement (File No. 333-213766), which was declared effective by the United States Securities and Exchange Commission (the “SEC”) on October 4, 2016.

The Series C Warrants have a term of five years and will be exercisable at any time on and after the date six months after the date of issuance at an exercise price of $4.46 per share. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the common stock and the exercise price. The Series C Warrants will not be exercisable or exchangeable by the holder of such Series C Warrants to the extent (and only to the extent) that the holder or any of its affiliates would beneficially own in excess of 9.99% of the common stock of the Company. For purposes of the limitation described in this paragraph, beneficial ownership and all determinations and calculations are determined in accordance with Section 13(d) of the Exchange Act and the rule and regulations promulgated thereunder.

The holders of the Series C Warrants will have piggy-back registration rights, as set forth in the Series C Warrants, if the Company proposes to file any registration statement under the Securities Act of 1933 Act, as amended (the “Securities Act”) with respect to any offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company), with certain exceptions.

The forms of the Purchase Agreement and the Series C Warrant are filed as Exhibit 10.1 and Exhibit 4.1, respectively, hereto and are incorporated by reference into this Item 1.01. The foregoing descriptions of the Purchase Agreements and the Series C Warrants are qualified in their entirety by reference to the full text of the forms of the Purchase Agreement and the Series C Warrant, respectively.

Placement Agency Agreement

On November 25, 2016, the Company, in connection with the offering described above, entered into a placement agency agreement (the “Placement Agency Agreement”) with Dawson James Securities, Inc., as sole placement agent (the “Placement Agent”). Pursuant to the Placement Agency Agreement, the Company agreed to issue to the Placement Agent a unit purchase option more fully described below and to pay the Placement Agent a cash fee equal to 8.0% of the aggregate purchase price of the securities sold. The Company has also agreed to reimburse the Placement Agent for its expenses in connection with this offering, up to $60,000, and have agreed to reimburse the placement agent for its reasonable “blue sky” fees and expenses, of $15,000.

The Placement Agency Agreement contains indemnification, representations, warranties, conditions precedent to closing and other provisions customary for transactions of this nature.

The form of Placement Agency Agreement is filed as Exhibit 1.1 hereto and is incorporated into this Item 1.01 by reference. The foregoing description of the Placement Agency Agreement is qualified in its entirety by reference to the full text of the Placement Agency Agreement.

Unit Purchase Option

Pursuant to the Placement Agency Agreement, the Company, in connection with the offering, entered into a Unit Purchase Option, dated as of November 25, 2016 (the “Unit Purchase Option”), pursuant to which the Company granted the Placement Agent the right to purchase from the Company up to a number of Units equal to 5% of the Units sold in the offering (or up to 37,850 Units) at an exercise price equal to 125% of the public offering price of the Units in the offering, or $3.275 per Unit. The Unit Purchase Option shall expire on November 25, 2021.

The form of the Unit Purchase Option is filed as Exhibit 4.2 hereto and is incorporated by reference into this Item 1.01. The foregoing description of the Unit Purchase Option is qualified in its entirety by reference to the full text of the Unit Purchase Option.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description/Exhibit

1.1	Form of Placement Agency Agreement
4.1	Form of Series C Warrant
4.2	Form of Unit Purchase Option
5.1	Opinion of Maslon LLP
10.1	Form of Common Stock Purchase Agreement
23.1	Consent of Maslon LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

skyline medical inc.

	By:	/s/ Bob Myers
Name: Bob Myers
Title: Chief Financial Officer
Date: November 30, 2016